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INDEPENDENT AUDITORS' CONSENT                                       EXHIBIT 23.1

We consent to the incorporation by reference in this Registration Statement of MiniMed Inc. on Form S-3 of our report dated March 5, 1999 (except for Note 15 as to which the date is April 1, 1999) appearing in the prospectus, which is part of the Registration Statement on Form S-3 (File No. 333-80527) that is incorporated by reference in this Registration Statement and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

We also consent to the incorporation in this Registration Statement of MiniMed, Inc. on Form S-3 of our report dated March 5, 1999 (except for Note 15 as to which the date is April 1, 1999) appearing in the Annual Report on Form 10-K of MiniMed, Inc. for the year ended January 1, 1999.



DELOITTE & TOUCHE LLP

Los Angeles, California
June 24, 1999